UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2015

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	On March 11, 2015, the Compensation Committee of the Board of Directors (Compensation Committee) of the Company approved the 2015 Executive Incentive Compensation Plan (2015 Plan), in which the Company’s executive officers, including the Company’s named executive officers (NEOs), participate. The 2015 Plan includes potential performance goals for participants based on the following criteria at each of the Company level and business group level: revenue; earnings before interest and taxes; and contract bookings. The inclusion and weighting of particular performance goals varies depending on the participant. The 2015 Plan provides for target incentive payment amounts for each of the executive officers that range from 75% to 85% of such officer’s 2015 base salaries. Based on actual results in 2015, the potential payouts under the 2015 Plan may range from 0% to 175% of the executive officers’ respective target incentive payment amounts. A copy of the 2015 Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K.

On March 11, 2015, the Compensation Committee approved incentive bonus awards in the form of performance-based restricted stock units (RSUs) to certain Company employees, including certain of the Company’s NEOs. The RSUs are for a target number of restricted stock units, with the actual number of RSUs earned to be determined upon the satisfaction of performance criteria over the performance period for the award. The performance period is from January 1, 2015 through December 31, 2016. The performance criteria used are compounded average growth rates for the Company’s revenue and EPS over the performance period. Based on actual results, the actual amount of RSUs earned may range from 0% to 150% of the NEOs’ respective target award amount. The RSUs were granted pursuant to a form of award agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	ManTech International Corporation 2015 Executive Incentive Compensation Plan

10.2	Form of Performance-Based Restricted Stock Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date:	March 17, 2015	By:	/s/ Michael R. Putnam
Michael R. Putnam
Senior Vice President – Corporate & Regulatory Affairs